Synalloy Corporation – 2011 Short-Term Cash Incentive and Options Plan

I. Purpose.  The 2011 Short-Term Cash Incentive and Options Plan (the "Plan") is intended to provide key executive employees of Synalloy Corporation (the "Company," which term shall include Synalloy Corporation and any of its affiliates or subsidiaries) with the opportunity to participate in the Company's future prosperity and growth and to recognize the contributions of such employees to key performance targets established by the Company. The purpose of the Plan is to provide long-term incentive for gain through outstanding service to the Company and its shareholders, to align the interests of shareholders and management, and to assist in attracting and retaining executives of ability and initiative.

II. Administration.  The Plan shall be administered by the Compensation and Long-Term Incentive Committee.

III. Eligibility. Any salaried employee of the Company, who in the judgment of the Committee, occupies a management position and whose efforts contribute to the growth and profitability of the Company is eligible to participate in the Plan.

IV. Components of Plan.

Short-Term Cash Incentive

At the beginning of each calendar year, for each division, including Corporate, the division Presidents will identify the managers who will participate in that division’s Short-Term Cash Incentive pool with input from the CEO. The CEO will select the managers who will participate for Corporate group.

Each participant will be assigned a percentage of the division’s Short-Term Cash Incentive pool.  This will be done at the beginning of each year by the division Presidents, with input and review from the CEO.  The CEO will assign percentages for the Corporate group.

During the first quarter of each calendar year the Compensation and Long-Term Incentive Committee, with input from the board of directors, will set the pre-tax income target range for each division and for the entire Company.  The pre-tax income target range will exclude any inventory profits or losses applicable to the BRISMET operation, and anticipated nonrecurring items.

The division Short-Term Cash Incentive pool will be equal to a designated percentage of pre-tax income achieved by that division, or in the case of Corporate, achieved by the entire Company.  A percentage of pre-tax income will be set by the Compensation & Long-Term Incentive Committee for achieving the target range which shall comprise the cash bonus pool for the year.  A lower percentage of pre-tax income will be assigned for coming in below the target range, and a higher percentage of pre-tax income for coming in above the target range.  Wherever pre-tax income falls (on target, below target, or above target), the Short-Term Cash Incentive pool percentage for that range will apply to all dollars of net, pre-tax income.  The relevant percentages for 2011 are set forth in the table below.

Short-Term Cash Incentive Pool Percentages of Pre-tax Income for 2011 (Excluding inventory adjustments)
Division	Below Target	Target	Above Target
BRISMET	2.50%	5.00%	7.50%
Fabrication	2.50%	5.00%	7.50%
Manufacturers Chemicals	2.50%	5.00%	7.50%
Corporate	1.25%	2.00%	3.00%

Adjustments to the Short-Term Cash Incentive Pool at the operating division level and the Corporate level:

Poor performance in two areas, Safety and Inventory Turns will result in reductions to the Short-Term Cash Incentive pools.  An individual manager’s performance against goals will not impact his or her allocation from the Short-Term Cash Incentive pool in that particular year.  However, it will impact potential raises, future year Short-Term Cash Incentive allocations, and/or continued employment with the Company.

For every lost time accident during the year within a division, the Short-Term Cash Incentive pool for that division will be reduced by 5%.  The Short-Term Cash Incentive pool for the Corporate group will be reduced as well by taking the division with the largest number of lost time accidents and multiplying the number of lost time accidents times 5%.

An inventory turn target will be established for each operating division.  These targets will be established by the CEO and division Presidents and approved by the Compensation & Long-Term Incentive Committee during the first quarter of each year.  If the turns come in less than the target, the division’s Short-Term Cash Incentive pool will be reduced by 10%.  If the inventory turns for the entire Company are less than the targeted turns, then the Short-Term Cash Incentive pool for the Corporate group will be reduced by 10% as well.

Long-term incentives – Stock Options

Stock options will be granted under the 2011 Long-Term Incentive Stock Option Plan approved by the Board and subject to approval by the Corporation's shareholders. Stock options will be available to:  (1) those employees who report directly to the CEO, and (2) those employees who report directly to those employees.  Stock options may be issued in years where target pre-tax income is achieved or exceeded.    No stock options will be issued when pre-tax income is below target.

Stock Options Schedule (Value of Options as a Percentage of Base Salary)
Position	Below Target	Target	Above Target
CFO	0%	20%	30%
DIV President	0%	20%	30%
SEC/HR	0%	15%	22.5%
OTHERS	0%	10%	15%

V. At-Will Employment Relationship.  Neither the adoption of the Plan nor its operation, nor any document describing or referring to the Plan, or any part thereof, shall confer upon any employee any right to continue in the employ of the Company or any subsidiary, or shall in any way affect the right and power of the Company to terminate the employment of any employee at any time with or without assigning a reason therefor to the same extent as the Company might have done if the Plan had not been adopted.  Nothing in this Plan gives rise to a contract for or guarantee of employment in any manner.

VI. Termination and Modification.  This Plan will remain in effect until modified or terminated by the Company board of directors.  The Plan will not be terminated for a fiscal year after the beginning of such year.  Prior to the beginning of a fiscal year, the board of directors may modify or cancel the plan at their sole discretion.  Determinations of the appropriate target levels and employee percentages as contemplated by the Plan shall not constitute modification of the Plan.

VII. Continued Employment.  In light of the importance of promoting long-term relationships and a long-term commitment to the ongoing success of the Company, in order to receive any payments or stock options under this Plan, an employee must be employed by the Company as of the close of the preceding year.  Provided, however, that if termination of employment occurs as a result of death, disability, or retirement, payment or the grant of options will be determined as otherwise provided in the Plan but shall be prorated to reflect that portion of the prior year in which the employee was an employee of the Company.

VIII. Confidentiality and Non-Compete Agreement.  Participants must have entered into a confidentiality and non-compete agreement in a form acceptable to the CEO of the Company in order to receive any benefits under the Plan.

IX. Time of Payment.  Payments will be made on or about March 15 of the year following the Company’s fiscal year end.

X. Governing Law.  This Plan shall be governed by the laws of the state of South Carolina.